Exhibit 10.163

Lisa B. Peters Senior Executive Vice President

December 12, 2008

Ronald P. O’Hanley

Aim No. 024-0153

Dear Ron:

Effective April 19, 2006 you and Mellon Financial Corporation entered into a Letter Agreement which set forth the understanding between you and Mellon with respect to your compensation and benefits related to your employment. This Letter Agreement was amended on December 22, 2006 as a part of the Amendment to Agreements in contemplation of the merger of Mellon Financial Corporation and The Bank of New York Company, Inc., and on October 24, 2008 as a part of The Bank of New York Mellon Corporation’s participation in the United States Department of Treasury’s TARP Capital Purchase Program. Upon further review of your Letter Agreement, as amended, an additional amendment is necessary prior to year end to comply with Internal Revenue Code Section 409A (Section 409A).

By way of background, Section 409A requires that all documentation of deferred compensation arrangements subject to Section 409A must reflect the applicable requirements of Section 409A by no later than December 31, 2008. Accordingly, all such documentation must include the appropriate time and method for paying such deferred compensation.

Failure to comply with Section 409A (including failure to properly document the arrangement by December 31, 2008) will subject the employee to a 20% additional tax penalty, as well as underpayment interest on, the deferred compensation amount. Additionally, such deferred compensation amount will be included in the employee’s current taxable gross income even if it has not yet been received.

The following language from your Letter Agreement which originally read as set forth in italics, shall be and hereby is deleted in its entirety and shall have no further force and effect:

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Involuntary Separation of Employment. In the event that your employment with Mellon involuntarily terminates due to either a Without Cause Termination or a Constructive Discharge; and provided that you execute a separation agreement and general release of claims in a form acceptable to Mellon’s legal counsel, Mellon agrees to provide you with the following cash and non-cash benefits. If Mellon determines that it is necessary or appropriate for any payments, including benefits which cannot be provided on a nontaxable basis, to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code (“Code”), then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of the involuntary separation (or upon earlier death);

The following new language shall be added in place of the deleted language. For sake of convenience, additions are shown in bold type, but deletions are not shown:

Human Resources

One Mellon Center, 7th Floor, Pittsburgh, PA 15258

T 412 234 8254 lisa.peters&bnymellon.com

Ronald P. O’Hanley

December 12, 2008

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Involuntary Separation of Employment. In the event that your employment with Mellon involuntarily terminates due to either a Without Cause Termination or a Constructive Discharge; and provided that within a 60 day period beginning upon your involuntary termination you execute a separation agreement and general release of claims in a form acceptable to Mellon’s legal counsel (“Separation Agreement”) and the revocation period set forth in the Separation Agreement has expired. Mellon agrees to provide you with the following cash and non-cash benefits. If Mellon determines that it is necessary or appropriate for any payments, including benefits which cannot be provided on a nontaxable basis, to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code (“Code”), then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of the involuntary separation (or upon earlier death);

In addition, the italicized sentences in the paragraph set forth below shall be deleted:

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Transition Pay. You will receive seventy-eight (78) weeks of separation pay in an amount equivalent to your base salary in effect, less all applicable taxes and deductions (“Separation Pay Amount”). Such Separation Pay Amount shall be reduced by the full amount of the cash displacement pay benefits (before taxes and deductions) actually paid to you pursuant to the Mellon Financial Corporation Displacement Program, Mellon Supplemental Unemployment Benefit Plan and/or Change in Control Agreement in effect and applicable to you and for which you are eligible. Such reduced amount shall be hereinafter referred to as the Employee’s “Transition Pay”. The time between the date upon which you begin to receive Transition Pay and the date upon which your Transition Pay ceases will be the “Transition Period.” Subject to Mellon’s determination of a Code Section 409A delay, the first twelve (12) periodic installments will be delayed until the first day following the six (6) month anniversary of your separation from service. After which, Transition Pay will be paid in periodic installments (with the first payment after the Code Section 409A delay including the prior installment payments) on regularly scheduled pay dates until the final installment of transition;

The following new language shall be added in place of the deleted language. For sake of convenience, additions are shown in bold type, but deletions are not shown:

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Transition Pay. You will receive seventy-eight (78) weeks of separation pay in an amount equivalent to your base salary in effect, less all applicable taxes and deductions (“Separation Pay Amount”). Such Separation Pay Amount shall be reduced by the full amount, including an aggregate of all payments for which you are eligible under the Change in Control Agreement, of the cash displacement pay benefits (before taxes and deductions) actually paid to you pursuant to the Mellon Financial Corporation Displacement Program, Mellon Supplemental Unemployment Benefit Plan and/or Change in Control Agreement in effect and applicable to you and for which you are eligible. Such reduced amount shall be hereinafter referred to as the Employee’s “Transition Pay” and paid in the same time and form as payments pursuant to the Displacement Program. The time between the date upon which you begin to receive Transition Pay and the date upon which your Transition Pay ceases will be the “Transition Period.” Subject to Mellon’s determination of a Code Section 409A delay, the first twelve (12) periodic installments will be delayed until the first day following the six (6) month anniversary of your separation from service. After which, Transition Pay will be paid in periodic installments (with the first payment after the Code Section

Ronald P. O’Hanley

December 12, 2008

409A delay including the prior installment payments) on regularly scheduled pay dates until the final installment of transition:

Finally, the italicized sentence in paragraph 3 set forth below shall be deleted:

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Special Bonus Award. In addition, you will receive a special bonus award equal to one and one-half times the average of your prior two-year bonus annualized awards, less applicable taxes and deductions. The special bonus award will be paid all in cash 30 days following the last Transition Pay installment payment date; and

The following new language shall be added in place of the deleted language:

The Special Bonus Award will be paid all in cash and on the next regularly scheduled pay date one year after the involuntary termination of your employment due to either a Without Cause Termination or a Constructive Discharge.

Yours sincerely,

The Bank of New York Mellon Corporation

By:
Lisa B. Peters, Senior Executive Vice President

Intending to be legally bound, I agree with and accept the forgoing terms on the date set forth below.

Ronald P. O’Hanley

12/15/2008
Date: